UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934
__________________

Date of Report (Date of earliest event reported): July 23, 2010

CHINA DIGITAL VENTURES CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	-------------	98-0568076
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Unit 603, Malaysia Building, 50 Gloucester Road, Wanchai, Hong Kong	n/a
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:	+618 7123-2313
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 23, 2010 (the "Closing Date"), Canton Investments Ltd ("CIL"), acquired a total of 13,940,000 shares of common stock, representing approximately 91.54% of the issued and outstanding common stock of China Digital Ventures Corporation, a Nevada corporation (the "Company") for a total consideration of $242,350. CIL purchased 11,500,000 shares of common stock from the major shareholder, Wireless One International Limited, and from our directors Bing HE and Ning HE for a consideration of $205,750, and purchased 2,440,000 shares of common stock from various shareholders for a consideration of $36,600.

ITEM 5.01	CHANGES IN CONTROL OF REGISTRANT.

On the Closing Date, pursuant to the terms of the Stock Purchase Agreements, Canton Investments, Ltd purchased a total of 13,940,000 shares of the Company's common stock. As a result of a Share Purchase Agreements, the Company experienced a Change in Control under which 91.54% of the shares of the Company are now held by Canton Investments Ltd, the new controlling shareholder.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

In accordance with the change in control Mr. Bing HE resigned as the Company's President, CEO, and any other positions held by him on July 23, 2010. The resignation was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices. The same date Mr. Robert M. Price as named as the new Director. Mr. Price brings decades of corporate legal experience to the company. Mr. Price was admitted to the DC and Federal bars in 1963 and has advised numerous corporations as well as consultants before the IMF, IDB IEB in Washington DC.

As of the date of this filing, there has not been any material plan, contract or arrangement whether or not written) to which Mr. Robert M. Price is a party in connection with his appointment as a director and an officer of the Company.

ITEM 9.01	EXHIBITS.
(d)	Exhibits.
	Exhibit #	Description
	10.1	Stock Purchase Agreement by and between Wireless One International Limited, Bing HE, Ning HE and Canton Investments, Ltd

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.
/s/ Robert M. Price
By: Robert M. Price Chief Executive Officer
Dated: July 27, 2010